                                                                   Exhibit 10.30




                  RECEIVABLES CONTRIBUTION AND SALE AGREEMENT


                          dated as of January 7, 1994


                                    Between

                          WESTERN DIGITAL CORPORATION,
                              as Receivable Seller
                                      and

                      WESTERN DIGITAL CAPITAL CORPORATION,
                              as Receivable Buyer

                               TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
                                                                    ARTICLE I

                                                           DEFINITIONS:  CONSTRUCTION

SECTION 1.01.  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
SECTION 1.02.  Interpretation and Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

                                                                   ARTICLE II

                                                            PURCHASES AND SETTLEMENTS

SECTION 2.01.  General Assignment and Conveyance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
SECTION 2.02.  Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 2.03.  Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 2.04.  Settlement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
SECTION 2.05.  [Reserved] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
SECTION 2.06.  Mandatory Repurchase, Repayments and Optional Repurchase Under Certain Circumstances   . . . . . . . . .   13
SECTION 2.07.  Sale Without Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                                                   ARTICLE III

                                                              CONDITIONS PRECEDENT

SECTION 3.01.  Conditions to Initial Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
SECTION 3.02.  Conditions to Subsequent Purchase of Receivables   . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                                                   ARTICLE IV

                                                       PROTECTION OF THE RECEIVABLE BUYER

SECTION 4.01.  Maintenance of Information and Computer Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
SECTION 4.02.  Protection of the Interests of the Receivable Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . .   16
SECTION 4.03.  Maintenance of Writings and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 4.04.  Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
SECTION 4.05.  Performance of Undertakings Under the Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                                                                    ARTICLE V

                                                         REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  General Representations and Warranties of the Receivable Seller  . . . . . . . . . . . . . . . . . . . .   18
SECTION 5.02.  Representations and Warranties of the Receivable Seller With Respect to the Sale of Receivables  . . . .   22





NY1-43658.1                                                           i

                                                                   ARTICLE VI

                                                                    COVENANTS

SECTION 6.01.  Affirmative Covenants of the Receivable Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
SECTION 6.02.  Negative Covenants of the Receivable Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28

                                                                   ARTICLE VII

                                                                   TERMINATION

SECTION 7.01.  Term   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
SECTION 7.02.  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

                                                                  ARTICLE VIII

                                                                  MISCELLANEOUS

SECTION 8.01.  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
SECTION 8.02.  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
SECTION 8.03.  Holiday  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
SECTION 8.04.  Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
SECTION 8.05.  Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
SECTION 8.06.  No Implied Waiver; Cumulative Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
SECTION 8.07.  No Discharge   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
SECTION 8.08.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
SECTION 8.09.  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
SECTION 8.10.  Governing Law; Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
SECTION 8.11.  Prior Understandings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
SECTION 8.12.  Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
SECTION 8.13.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
SECTION 8.14.  Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
SECTION 8.15.  Waiver of Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
SECTION 8.16.  Payments Set Aside   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
SECTION 8.17.  No Petition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
SECTION 8.18.  No Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36


                                    EXHIBITS

Exhibit A     Credit and Collection Policy
Exhibit B     Description of Qualifying Receivables
Exhibit C     Form of Opinion of Counsel to the Receivable
              Seller
Exhibit D     Form of Officer's Certificate
Exhibit E     Information Regarding Chief Executive Office, Etc.
              pursuant to Section 5.01(f)
Exhibit F     Information Regarding Material Adverse Changes
              pursuant to Section 5.01(j)
Exhibit G     Information Regarding Litigation, Etc. pursuant to
              Section 5.01(k)
Exhibit H     Permitted Lockbox Banks, Lockbox Account Numbers
              and Permitted Lockboxes
Schedule 1    List of Receivables





NY1-43658.1                                                           ii

                  RECEIVABLES CONTRIBUTION AND SALE AGREEMENT


              RECEIVABLES CONTRIBUTION AND SALE AGREEMENT, dated as of January 7, 1994, between WESTERN DIGITAL CORPORATION, a Delaware corporation (the "Receivable Seller"), and WESTERN DIGITAL CAPITAL CORPORATION, a Delaware corporation (the "Receivable Buyer").

                                    RECITALS

              WHEREAS, the Receivable Seller in the ordinary course of its business generates trade receivables resulting from the sale of goods or services to its customers;

              WHEREAS, the Receivable Buyer desires from time to time to purchase from the Receivable Seller Receivables (as defined below) pursuant to and in accordance with the terms hereof; and

              WHEREAS, the Receivable Buyer is a wholly-owned subsidiary of the Receivable Seller;

              WHEREAS, the Receivable Buyer shall, in order to finance its purchase of Receivables from the Receivable Seller, in the future determine from time to time to sell undivided interests in the Receivables pursuant to and in accordance with the terms of the Receivables Purchase Agreement (as defined below);

              NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE I

                           DEFINITIONS:  CONSTRUCTION

              SECTION 1.01. Certain Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Receivables Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

              "Affiliate" shall mean, with respect to a Person, any other Person which directly or indirectly controls, is controlled by or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

              "Agreement" shall mean this Receivables Contribution and Sale Agreement, as the same may from time to time be amended, supplemented or otherwise modified.





NY1-43658.1

              "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the Laws of the State of Delaware, the State of California or the State of New York or any other day on which banking institutions are authorized or obligated to close in the State of Delaware, the State of California or the State of New York.

              "Capitalized Lease" of a Person shall mean any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

              "Chief Executive Office" shall mean, with respect to the Receivable Seller, the place where the Receivable Seller is located, within the meaning of Section 9-103(3)(d), or any analogous provision, of the UCC, in effect in the jurisdiction whose Law governs the perfection of the Receivable Buyer's ownership interests in any Receivables.

              "Collections" shall mean, for any Receivable as of any date, (i) the sum of all amounts, whether in the form of cash, checks, drafts, or other instruments, received by the Receivable Seller or in a Permitted Lockbox in payment of, or applied to, any amount owed by an Obligor on account of such Receivable (including but not limited to all amounts received on account of any Defaulted Receivable) on or before such date, including, without limitation, all amounts received on account of such Receivable, all Finance Charges, if any, and other fees and charges, (ii) cash proceeds of Related Security with respect to such Receivable and (iii) all amounts which the Receivable Seller pursuant to Section 2.06(b) hereof is obligated to pay to Receivable Buyer as a Collection and (iv) the Repurchase Price which the Receivable Seller pays to Receivable Buyer pursuant to Section 2.06(a)(ii) or 2.06(c) hereof.

              "Consolidated Subsidiary" shall mean, at any date, any Subsidiary or other entity the accounts of which would be consolidated under GAAP with those of the Receivable Seller in its consolidated financial statements as of such date.

              "Contract" shall mean a binding contract between the Receivable Seller and an Obligor which gives rise to a (i) short-term trade receivable with a maturity of not greater than 90 days or (ii) a short-term retail or consumer receivable with a maturity of not greater than 3 months, in each case arising from the sale by the Receivable Seller of goods or services (other than software) in the ordinary course of the Receivable Seller's business.

              "Credit and Collection Policy" shall mean the Receivable Seller's credit, collection, enforcement and other policies and practices relating to Contracts and Receivables that have been in use prior to, and are in use on, the Initial Closing Date, as the same may be modified from time to time in compliance with Section 6.02(e) hereof. Certain credit policies of the





NY1-43658.1                               2

Receivable Seller in use on the Initial Closing Date are set forth in Exhibit
A.

              "Debt" of a Person shall mean such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services, other than trade receivables arising in the ordinary course, (iii) obligations, whether or not assumed, which are secured by Liens on any assets of such Person, whether or not such Debt is otherwise an obligation of such Person, which Debt, if Non-Recourse Debt to such Person, shall be deemed to be in an amount equal to the lesser of the principal amount of such obligation or the aggregate fair market value of such assets, (iv) obligations which are evidenced by bonds, notes, debentures or other similar instruments, (v) Capitalized Lease obligations, (vi) obligations pursuant to a Guarantee and (vii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

              "Defaulted Receivable" shall mean a Receivable (i) owed by an Obligor that would not be eligible for any further extensions of credit, by reason of any default or nonperformance by such Obligor, under the terms of the Credit and Collection Policy, (ii) which has become uncollectible by reason of such Obligor's inability to pay, as determined by the Receivable Buyer or the Servicer, in either case in accordance with the Credit and Collection Policy,
(iii) in respect of which an Event of Bankruptcy has occurred with respect to the related Obligor, (iv) as to which the Obligor thereof is deceased or (v) which is more than 90 days past due, except that portion of the Outstanding Balance of the Receivables of such Obligor which is the subject of a good faith Dispute between the Receivable Seller and the Obligor as to the amount due on the related Contract.

              "Designated Contracts" shall mean each of the Contracts generating any Receivable as listed on Schedule 1, as such schedule may be supplemented from time to time by the Receivable Seller with the approval of the Receivable Buyer and the Administrative Agent.

              "Dilution Factors" shall mean credits, cancellations, cash discounts, allowances, Disputes, rebates, charge backs, returned or repossessed goods, and other deductions in amounts owing with respect to any Receivables (including, without limitation, any special or other discounts or any reconciliations) that are given to an Obligor in respect of any Receivables theretofore sold by the Receivable Seller to the Receivable Buyer in accordance with the Credit and Collection Policy.

              "Dispute" shall mean any dispute, deduction, claim, offset, defense, counterclaim, set-off or obligation of any kind, contingent or otherwise, relating to a Receivable, including,





DC1-1106.8                                 3
without limitation, any dispute relating to goods or services already paid for.

              "Dollar" and "$" shall mean lawful currency of the United States of America.

              "Eligible Receivable" shall have the meaning set forth in the Receivables Purchase Agreement.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

              "ERISA Affiliate" shall mean any corporation or person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which the Receivable Seller is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under
Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code, of which the Receivable Seller is a member.

              "Event of Bankruptcy" shall mean, for any Person:

              (a) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

              (b) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, reorganization, suspension of payments, readjustment, marshalling of assets or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator (under the Bank Conservation Act, as amended from time to time, or otherwise) or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed within 60 days of the filing thereof; or

              (c) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency, reorganization, suspension of payments, readjustment, marshalling of assets or other similar Law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator (under the Bank Conservation Act, as amended from time to time, or otherwise) or other similar official of such Person or for any substantial part of its





NY1-43658.1                                4
property, or any general assignment for the benefit of creditors; or

              (d) if such Person is a corporation, such Person or any Subsidiary of such Person shall take any corporate action to authorize, generally or specifically, the actions set forth in the preceding clause (a),
(b) or (c).

              "Event of Termination" shall mean (i) with respect to any Plan, a reportable event, as defined in Section 4043(b) of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of the Receivable Seller or any ERISA Affiliate from a Plan during a plan year in which it is a substantial employer, as defined in Section 4043(b) of ERISA, or (iii) the failure by the Receivable Seller or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Internal Revenue Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Receivable Seller or any ERISA Affiliate to terminate any Plan, or (v) the adoption of an amendment to any Plan that pursuant to Section 401(a)(29) of the Internal Revenue Code or
Section 307 of ERISA would result in the loss of taxexempt status of the trust of which such Plan is a part if the Receivable Seller or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Receivable Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) the complete or partial withdrawal from a Multiemployer Plan by the Receivable Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default), or (ix) the receipt by the Receivable Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, or (x) any event or circumstance exists which may reasonably be expected to constitute grounds for the Receivable Seller or any ERISA Affiliate to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Internal Revenue Code with respect to any Plan.

              "Finance Charges" shall mean, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.





NY1-43658.1                                5

              "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

              "Guarantee" shall mean, as applied to any Debt, (i) a guarantee (other than by endorsement for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Debt or (ii) an agreement, direct or indirect, contingent or otherwise, providing assurance of the payment or performance (or payment of damages in the event of non-performance) of any part or all of such Debt. The amount of any Guarantee shall be deemed to be the maximum amount of the Debt guaranteed for which the guarantor could be held liable under such Guarantee.

              "Initial Closing Date" shall mean January 10, 1994.

              "Initial Cut-Off Date" shall mean January 10, 1994.

              "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

              "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

              "Lien", in respect of the property of any Person, shall mean any ownership interest of any other Person, any mortgage, deed of trust, hypothecation, pledge, lien, security interest, grant of a power to confess judgment, filing of any financing statement, charge or other encumbrance or security arrangement of any nature whatsoever, including, without limitation, any conditional sale or title retention arrangement, and any assignment, deposit arrangement, consignment or lease intended as, or having the effect of, security.

              "Lockbox Account" shall mean a demand deposit account identified on Exhibit H hereto maintained with a Permitted Lockbox Bank pursuant to the Lockbox Servicing Instructions for the purpose of depositing payments made by the Obligors or such other account as the Receivable Seller and the Receivable Buyer may agree upon from time to time.

              "Lockbox Servicing Instructions" shall mean the instructions relating to lockbox services in connection with a Permitted Lockbox and related Lockbox Account which are in compliance with Section 5.01(o) hereof and otherwise in form and substance satisfactory to the Receivable Buyer, which have been





NY1-43658.1                                6
executed and delivered by the Receivable Seller to a Permitted Lockbox Bank.

              "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Receivable Seller or any ERISA Affiliate on behalf of its employees and which is covered by Title V of ERISA.

              "Obligor" shall mean, for any Receivable, each and every Person who purchased goods or services on credit under a Contract and who is obligated to make payments to the Receivable Seller pursuant to such Contract.

              "Office" shall mean, when used in connection with the Receivable Buyer or the Receivable Seller, their respective offices as set forth on the signature pages hereto, or at such other office or offices of the Receivable Buyer or the Receivable Seller or branch, Subsidiary or Affiliate of either thereof as may be designated in writing from time to time by the Receivable Buyer or the Receivable Seller to the Receivable Buyer, or the Receivable Seller, as appropriate.

              "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

              "Outstanding Balance" of any Receivable shall mean, at any time, the then outstanding amount thereof, including any accrued and outstanding Finance Charges related thereto.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

              "Permitted Lockbox" shall mean a post office box or other mailing location identified on Exhibit H hereto maintained by a Permitted Lockbox Bank pursuant to the Lockbox Servicing Instructions for the purpose of receiving payments made by the Obligors for subsequent deposit into a related Lockbox Account, or such other post office box or mailing location as the Receivable Buyer and the Receivable Seller may agree upon from time to time.

              "Permitted Lockbox Bank" shall mean a bank identified on Exhibit H hereto or such other bank as the Receivable Seller and the Receivable Buyer may agree upon from time to time.

              "Person" shall mean an individual, corporation, partnership (general or limited), trust, business trust,





NY1-43658.1                           7
unincorporated association, joint venture, joint-stock company, Official Body or any other entity of whatever nature.

              "Plan" shall mean any employee benefit or other plan which is or was at any time during the current year or immediately preceding five years established or maintained by the Receivable Seller or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

              "Purchase Price" shall have the meaning ascribed to such term in
Section 2.02 hereof.

              "Ratio Commencement Date" shall have the meaning ascribed to such term in subsection 6.02(h) hereof.

              "Receivable" shall mean all indebtedness owed to the Receivable Seller by any Obligor (without giving effect to any purchase hereunder by the Receivable Buyer at any time) under a Contract, whether or not constituting an account or a general intangible and whether or not evidenced by chattel paper or an instrument, whether now existing or hereafter arising and wherever located, arising in connection with the sale of goods or the rendering of services by the Receivable Seller and conforming to the description set forth on Exhibit B hereto, and including the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto, but excluding any amount of sales tax, excise tax or other similar tax or charge incurred in connection with the sale of the goods or services which gave rise to such indebtedness.

              "Receivables Purchase Agreement" shall mean the Receivable Purchase Agreement dated as of January 7, 1994, among Western Digital Capital Corporation, as Seller, Western Digital Corporation, in its individual capacity and as Servicer, Delaware Funding Corporation and the financial institutions listed therein, as Bank Purchasers and J.P. Morgan Delaware as Administrative Agent.

              "Records" shall mean correspondence, memoranda, computer programs, tapes, discs, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language.

              "Related Security" shall mean with respect to any Receivable:

              (a)     all Contracts with respect to such Receivable;

              (b) all of the Receivable Seller's interest, if any, in the goods, merchandise (including returned merchandise) or equipment, if any, the sale of which by the Receivable Seller gave rise to such Receivable;




NY1-43658.1                           8

              (c) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

              (d) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

              (e) all Records relating to, and all service contracts and any other contracts associated with, the Receivables, the Contracts or the Obligors.

              "Repurchase Price" shall have the meaning ascribed to such term in Section 2.06(a) hereof.

              "Responsible Officer" shall mean the chief executive officer, chief financial officer, treasurer or any assistant treasurer of the Receivable Seller.

              "Secured Obligations" shall have the meaning ascribed to such term in Section 2.01(c) hereof.

              "Servicer" shall mean initially Western Digital Corporation, and thereafter, any Person which succeeds to the functions of Western Digital Corporation under the Receivables Purchase Agreement.

              "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Receivable Seller.

              "Termination Date" shall have the meaning ascribed to such term in Section 7.01 hereof.

              "Transferred Property" shall have the meaning ascribed to such term in Section 2.01 hereof.

              "Transaction Costs" shall have the meaning ascribed to such term in Section 8.01 hereof.

              "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial Code, or any successor statute, or any comparable law, as the same may from time to time be amended, supplemented or otherwise modified and in effect in such jurisdiction.

              SECTION 1.02. Interpretation and Construction. Unless the context of this Agreement otherwise clearly requires,





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
references to the plural include the singular, the singular the plural and the part the whole. The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms not otherwise defined herein which are defined in the UCC as in effect in the State of New York on the date hereof shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.


                                   ARTICLE II

                           PURCHASES AND SETTLEMENTS

              SECTION 2.01. General Assignment and Conveyance. (a) Upon the terms and subject to the conditions set forth herein, the Receivable Seller hereby bargains, grants, assigns, transfers and conveys to the Receivable Buyer, and the Receivable Buyer hereby purchases and accepts assignment and transfer from the Receivable Seller, on the terms and subject to the conditions specifically set forth herein, all of the Receivable Seller's right, title and interest in, to and under (i) all Receivables now existing under the Designated Contracts, as identified on Schedule I hereto, and all Receivables hereafter generated under such Designated Contracts, (ii) all Related Security, (iii) all Collections with respect thereto and (iv) all proceeds of any of the foregoing (the property described in clauses (i), (ii), (iii) and (iv) of this Section 2.01(a), collectively, the "Transferred Property"), provided, however that no Receivables hereafter generated under any Designated Contract shall be sold by the Receivable Seller to the Receivable Buyer pursuant hereto at any time that the Investors are not obligated (after giving effect to such sale) to make an Incremental Purchase or a reinvestment Purchase (all as defined in the Receivable Purchase Agreement) of Receivables under the Receivables Purchase Agreement. Notwithstanding anything to the contrary in this Agreement, the Receivable Buyer shall have no rights in cash proceeds (as defined in the UCC) of repossessed property. The foregoing bargain, grant, assignment, transfer and conveyance does not constitute and is not intended to result in the creation, or an assumption by the Receivable Buyer of any obligation of the





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
Receivable Seller or any other Person in connection with the Receivables or under any agreement or instrument relating thereto, including any obligation to any Obligors or any Affiliate of or other Person to whom the Receivable Seller may delegate servicing duties or to insurers.

              (b) In connection with such bargain, grant, assignment, transfer and conveyance, the Receivable Seller agrees to record and file, at its own expense, any financing statements (and continuation statements with respect to such financing statements when applicable) required to be filed with respect to the Receivables now existing and hereafter created and the other Transferred Property sold or to be sold by the Receivable Seller hereunder, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary under the applicable UCC to perfect the transfer and assignment of the Receivables and the other Transferred Property to the Receivable Buyer, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Receivable Buyer on or prior to the Initial Closing Date (excluding such continuation and similar statements, which shall be delivered promptly after filing).

              (c) It is the express intent of the Receivable Seller and the Receivable Buyer that the conveyance of the Transferred Property by the Receivable Seller to the Receivable Buyer pursuant to this Agreement be construed as a sale of the Transferred Property by the Receivable Seller to the Receivable Buyer. However, in the event that, notwithstanding the intent of the parties, the Transferred Property is determined by an Official Body with jurisdiction in the premises and by appropriate proceedings to continue to be property of the Receivable Seller, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and
(ii) the conveyance by the Receivable Seller provided for in the Agreement shall be deemed to be and hereby is a grant by the Receivable Seller to the Receivable Buyer of a security interest in and to all of the Receivable Seller's right, title and interest in, to and under the Transferred Property, to secure the rights of the Receivable Buyer (the "Secured Obligations"). The Receivable Seller and the Receivable Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Receivables, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.

              (d) The Receivable Buyer shall not purchase Receivables hereunder if an Event of Bankruptcy occurs with respect to, or an involuntary petition to commence a bankruptcy or insolvency case or proceeding is filed against, the Receivable Seller upon receipt of notice of such Event of Bankruptcy or filing by the Receivable Seller. The Receivable Seller shall





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
give prompt notice to the Receivable Buyer, S&P and Moody's of any Event of Bankruptcy or any such filing.

              (e) In connection with each sale and conveyance hereunder in order to evidence the Receivable Buyer's interest in the Transferred Property, the Receivable Seller further agrees, at its own expense, on or prior to the Initial Closing Date and each date of subsequent purchase hereunder to (i) indicate on its books and records (including any computer files) that all of the Transferred Property has been sold to the Receivable Buyer pursuant to this Agreement and (ii) deliver to the Receivable Buyer a computer file containing (or modifications thereto) a true and complete list of all such Receivables specifying for each Designated Contract, as of the Initial Cut-Off Date or date of subsequent purchase, as the case may be, the aggregate unpaid balance of such Receivable and the internal Western Digital Corporation number and name identifying such Designated Contract. Such file shall be marked as Schedule I to this Agreement, delivered to the Receivable Buyer as confidential and proprietary and is hereby incorporated into and made a part of this Agreement. The Receivable Seller further agrees not to alter the computer file designation referenced in this paragraph with respect to any Designated Contract during the term of this Agreement.

              SECTION 2.02. Purchase Price. The "Purchase Price" for the Receivables and other Transferred Property conveyed to the Receivable Buyer under this Agreement shall be a dollar amount equal to (a) for Receivables transferred on the Initial Closing Date, $91,052,617.24 (which is equal to 100% of the aggregate Outstanding Balance, as of the Initial Cut-Off Date, of Receivables conveyed by the Receivable Seller to the Receivable Buyer on the Initial Closing Date), and (b) for Receivables transferred on any date thereafter, 100% of the aggregate outstanding balance of the Receivables conveyed.

              SECTION 2.03. Payment of Purchase Price. Subject to Section 2.04, the Purchase Price for the Receivables and other Transferred Property shall be paid (a) on the Initial Closing Date with respect to the Receivables existing on the Initial Cut-Off Date, by a capital contribution by the Receivable Seller to the Receivable Buyer, and (b) on each Business Day thereafter on which Receivables are transferred hereunder, by payment in cash in immediately available funds, provided, however, that to the extent, but only to the extent, that the cash on hand of the Receivable Buyer would be less than $20,000 after giving effect to such payment, the Purchase Price shall be deemed to be a capital contribution by the Receivable Seller to the Receivable Buyer.

              SECTION 2.04. Settlement. On each Business Day, the Receivable Seller shall deliver to the Receivable Buyer a daily report showing the aggregate Purchase Price of Receivables generated on the preceding Business Day and the aggregate





NY1-43658.1                          12
repurchase price of Receivables to be repurchased on such Business Day pursuant to Section 2.06 hereof.

              SECTION 2.05.  [Reserved]

              SECTION 2.06. Mandatory Repurchase, Repayments and Optional Repurchase Under Certain Circumstances. (a) The Receivable Seller agrees to repurchase from the Receivable Buyer (i) all Receivables if at any time the Receivable Buyer shall cease to have a perfected ownership interest, or a first priority perfected security interest, in the Receivables, free and clear of any Lien (except for Liens created by any Investor as provided herein), and (ii) any Receivable as to which a representation or warranty in Section 5.02 hereof is determined not to have been true when made on the date such Receivable was sold by the Receivable Seller to the Receivable Buyer. Any repurchase pursuant to (i) in the preceding sentence shall be made within five days of receipt of notice from the Receivable Buyer of such obligation and any repurchase pursuant to (ii) in the preceding sentence shall be made by the close of business of the day on which Receivable Seller is notified of the breach of representation or warranty. The repurchase price shall be equal to the purchase price theretofore paid by the Receivable Buyer for such Receivable (the "Repurchase Price") and shall be paid in cash or by way of reduction of capital in the same proportions as such purchase price was paid in cash or by way of capital contribution.

              (b) The Receivable Seller also agrees to pay to the Receivable Buyer an amount equal to the amount by which the Outstanding Balance of any Receivable is (w) reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or any adjustment in accordance with the Credit and Collection Policy, or (x) reduced or cancelled as a result of a set-off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (y) reduced or cancelled as a result of any forgiveness of the obligation or of any adjustment in accordance with the Credit and Collection Policy, or (z) otherwise reduced or cancelled as a result of any Dilution Factor with respect to such Receivable.

              (c) The Receivable Seller shall have the right, in its sole discretion, to repurchase from the Receivable Buyer any Receivable on any date on and after such Receivable ceases to be an Eligible Receivable by paying to the Receivable Buyer the Repurchase Price.

              SECTION 2.07. Sale Without Recourse. Each sale of the Receivables by the Receivable Seller hereunder shall be made without recourse except as specifically provided herein.

              SECTION 2.08. Non-Assumption by the Receivable Buyer of Obligations. No obligation or liability of the Receivable





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
Seller to any Obligor or any third party under any Receivable or Contract which is part of the Receivables which the Receivable Buyer is purchasing shall be assumed by the Receivable Buyer, and any such assumption is hereby expressly disclaimed. The Receivable Buyer shall be indemnified by the Receivable Seller in accordance with Section 8.02 hereof in respect of any losses, claims, damages, liabilities, costs or expenses arising out of or incurred in connection with any Obligor's assertion of such obligation or liability against the Receivable Buyer.


                                  ARTICLE III

                              CONDITIONS PRECEDENT

              SECTION 3.01. Conditions to Initial Closing. On or prior to the date of the execution of this Agreement, the Receivable Seller shall deliver to the Receivable Buyer the following documents and instruments, all of which shall be in a form and substance acceptable to the Receivable Buyer and its counsel (with such additional copies thereof as the Receivable Buyer and its counsel may request):

              (a) A copy of the resolutions of the Board of Directors of the Receivable Seller, certified as of the date hereof by its corporate secretary, authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered by the Receivable Seller hereunder and approving the transactions contemplated hereby and thereby;

              (b) The Certificate of Incorporation of the Receivable Seller certified as of a date reasonably near the Initial Closing Date by the Secretary of State or other similar official of the Receivable Seller's jurisdiction of incorporation;

              (c) A good standing certificate for the Receivable Seller issued by the Secretary of State or other similar official of the Receivable Seller's jurisdiction of incorporation, certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and certificates of the appropriate state official or lien search in each jurisdiction specified by the Receivable Buyer as to the absence of any tax Liens against the Receivable Seller under the Laws of such jurisdiction, each such certificate to be dated a date reasonably near the date hereof;

              (d) A certificate of the corporate secretary of the Receivable Seller dated the date hereof and certifying (i) the name and signatures of the officers authorized on its behalf to execute, and the officers and other employees authorized to perform, this Agreement and any other documents to be delivered by the Receivable Seller hereunder (on which certificate the





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
Receivable Buyer may conclusively rely until such time as the Receivable Buyer shall receive from the Receivable Seller a revised certificate meeting the requirements of this clause (d)(i)) and (ii) a copy of the Receivable Seller's By-laws;

              (e) Receipt-stamped copies (with acknowledgment copies to be delivered as promptly as possible after the Initial Closing Date) of proper financing statements (Form UCC-l) dated a date reasonably near to the Initial Closing Date naming the Receivable Seller as the debtor of the Receivables and the Receivable Buyer as the secured party or other similar instruments or documents as may be necessary or, in the opinion of the Receivable Buyer, desirable under the UCC of all appropriate jurisdictions to evidence or perfect the Receivable Buyer's ownership interests in all Receivables;

              (f) Receipt-stamped copies (with acknowledgment copies to be delivered as promptly as possible after the Initial Closing Date) of proper termination statements (Form UCC-3), if any, necessary under the laws of all appropriate jurisdictions to release all security interests and other rights of any person in Receivables previously granted by the Receivable Seller;

              (g) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Receivable Buyer) dated a date reasonably near the date of the Initial Closing Date listing all effective financing statements which name the Receivable Seller (under its present name or any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to item (e) above, together with copies of such financing statements (none of which shall cover any Receivables or Contracts or inventory or goods the sale of which may give rise to a Receivable, unless a termination statement shall have been delivered with respect thereto pursuant to Section 3.01(f) hereof or unless the secured party having a security interest in such inventory or goods disclaims any interest in the Receivables, as proceeds of such inventory or goods);

              (h) A favorable opinion of Gibson, Dunn & Crutcher, counsel for the Receivable Seller, dated the date hereof in substantially the form of Exhibit C hereto and as to such other matters as the Receivable Buyer or its counsel may reasonably request;

              (i) All information concerning the Receivables provided to the Receivable Buyer shall be true and correct in all material respects as of the Initial Cut-Off Date, in the case of Receivables transferred on the Initial Closing Date;

              (j) The Receivable Seller shall have delivered to the Receivable Buyer a computer file containing a true and complete list of all Receivables identified by account number and account name and by aggregate Outstanding Balance of each Receivable and





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
shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;

              (k) An officer's certificate dated the date hereof in the form of Exhibit D hereto executed by a Responsible Officer;

              (l)     A form of Contract or Contracts; and

              (m) Such other documents as the Receivable Buyer shall reasonably request.

              SECTION 3.02. Conditions to Subsequent Purchase of Receivables. The Receivable Buyer's obligation to make subsequent purchases of hereafter-generated Receivables shall be subject to satisfaction of the following conditions precedent: (i) the truth and correctness of (A) the representations and warranties in Section 5.01 hereof as of the date of such subsequent purchase as though made on and as of such date, and (B) the representations and warranties in Section 5.02 of this Agreement, but only as to the Receivables being purchased on such date; (ii) compliance with the covenants and agreements in Articles II, IV and VI hereof; (iii) the satisfactory completion of any due diligence conducted by the Receivable Buyer with respect to any such Receivables and the related Obligors and Contracts which are the subject of such purchase; and (iv) the receipt by the Receivable Buyer of any approvals, opinions or other documents as the Receivable Buyer shall have reasonably requested.

                                   ARTICLE IV

                       PROTECTION OF THE RECEIVABLE BUYER

              SECTION 4.01. Maintenance of Information and Computer Records. The Receivable Seller will hold in trust and keep safely for the Receivable Buyer all evidence of the Receivable Buyer's right, title and interest in and to the Transferred Property. The Receivable Seller will, on or prior to the Initial Closing Date, and with respect to all Receivables that are sold to the Receivable Buyer after the Initial Closing Date, on each respective date such Receivables are sold, place an appropriate code or notation in its Records to indicate that the Receivable Buyer has purchased each and every Receivable in order to evidence the Receivable Buyer's interest in the Transferred Property.

              SECTION 4.02.  Protection of the Interests of the Receivable
Buyer.

              (a) The Receivable Seller will, from time to time and at Receivable Seller's sole expense do and perform any and all acts and execute any and all documents (including, without limitation, the obtaining of additional search reports, the delivery of further opinions of counsel, the execution, amendment





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
or supplementation of any financing statements, continuation statements and other instruments and documents for filing under the provisions of the UCC of any applicable jurisdiction, the execution, amendment or supplementation of any instrument of transfer and the making of notations on the Records of the Receivable Seller) as may be reasonably requested by the Receivable Buyer or would be required in order to effect the purposes of this Agreement and the sale of the Transferred Property hereunder, to protect or perfect the Receivable Buyer's right, title and interest in the Transferred Property against all Persons whomsoever or to enable the Receivable Buyer to exercise or enforce any of their respective rights hereunder.

              (b) To the fullest extent permitted by applicable Law, the Receivable Seller hereby irrevocably grants to the Receivable Buyer an irrevocable power of attorney, provided the Receivable Seller shall have failed to sign and file such documents within five (5) Business Days after the Receivable Buyer's request therefor (unless the Receivable Buyer shall have determined, in its sole discretion, that a delay of five (5) Business Days would materially adversely affect its perfected ownership interest in the Transferred Property), with full power of substitution, coupled with an interest, to sign and file in the name of the Receivable Seller, or in its own name, such financing statements and continuation statements and amendments thereto or assignments thereof as the Receivable Buyer deems reasonably necessary or as would be required to protect or perfect the Transferred Property.

              (c) At any reasonable time and from time to time at the Receivable Buyer's reasonable request upon notice to the Receivable Seller, the Receivable Seller shall permit such Person as the Receivable Buyer may designate to conduct audits or visit and inspect any of the properties of the Receivable Seller to examine the Records, internal controls and procedures maintained by the Receivable Seller or Servicer, as the case may be, and take copies and extracts therefrom, and to discuss the Receivable Seller's affairs with its officers, employees and independent accountants. The Receivable Seller hereby authorizes such officers, employees and independent accountants to discuss with the Receivable Buyer the affairs of the Receivable Seller. The Receivable Seller shall reimburse the Receivable Buyer for all reasonable fees, costs and expenses incurred by or on behalf of the Receivable Buyer in connection with the foregoing actions promptly upon receipt of a written invoice therefor.

              (d) The Receivable Buyer shall have the right to do all such acts and things as it may deem necessary to protect its interests, including, without limitation, the right, following the occurrence of a Potential Termination Event (but only while such Event is continuing), to confirm and verify the existence, amount and status of the Receivables with the Obligors thereunder.





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
              SECTION 4.03. Maintenance of Writings and Records. The Receivable Seller will at all times keep or cause to be kept at its Chief Executive Office, each writing or Record which evidences, and which is necessary or desirable to establish or protect, including such books of account and other Records as will enable the Receivable Buyer to determine at any time the status of, the Receivables. The Receivable Seller shall at its own expense prepare and maintain machine-readable magnetic tapes in such format as the Receivable Seller customarily maintains its records.

              SECTION 4.04. Information. The Receivable Seller will furnish to the Receivable Buyer such additional information with respect to the Receivables (including but not limited to the Receivable Seller's procedures for selecting Receivables for sale and the Receivable Seller's standards and procedures for selling goods or services on credit) as the Receivable Buyer may reasonably request. The Receivable Seller will also furnish to the Receivable Buyer all modifications, adjustments or supplements to the Credit and Collection Policy; provided, however, the Seller shall not materially alter the Credit and Collection Policy as in effect from time to time without the prior written consent of the Receivable Buyer.

              SECTION 4.05. Performance of Undertakings Under the Receivables. The Receivable Seller will at all times observe and perform, or cause to be observed and performed, all material obligations and undertakings to the Obligors arising in connection with each Receivable or related Contract and will not take any action or cause any action to be taken to impair the rights of the Receivable Buyer in the Transferred Property.

              SECTION 4.06. Collections. The Receivable Seller will remit all Collections received by it to the Servicer no later than the Business Day next following receipt thereof. The Receivable Seller acknowledges and agrees that such Collections will be applied as provided in the Receivables Purchase Agreement.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

              SECTION 5.01. General Representations and Warranties of the Receivable Seller. The Receivable Seller, in addition to its other representations and warranties contained herein or made pursuant hereto, hereby represents and warrants to the Receivable Buyer on and as of the date hereof and as of each date of subsequent purchase of Receivables hereunder:

              (a) Organization and Qualification. The Receivable Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of





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
incorporation. The Receivable Seller is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified, except for those jurisdictions, if any, in which the failure to qualify to do business would not have a material adverse effect on its financial condition or results of operations.

              (b) Authorization. The Receivable Seller has the corporate power and authority to execute and deliver this Agreement, to make the sales provided for herein and to perform its obligations hereunder.

              (c) Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by the Receivable Seller and (assuming the due and valid execution and delivery thereof by the Receivable Buyer), constitutes a legal, valid and binding obligation of the Receivable Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity, and will vest absolutely and unconditionally in the Receivable Buyer a valid ownership interest in the Transferred Property purported to be assigned thereby, subject to no Liens whatsoever, except for Liens created by any Investor. Upon the filing of the necessary financing statements under the UCC as in effect in the jurisdiction whose Law governs the perfection of the Receivable Buyer's ownership interests in the Transferred Property, such ownership interest will be perfected under Article Nine of such UCC, prior to and enforceable against all creditors of and purchasers from the Receivable Seller and all other Persons whatsoever.

              (d) Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of the Receivable Seller, advisable in connection with the execution and delivery by the Receivable Seller of this Agreement, the consummation by the Receivable Seller of the transactions herein contemplated or the performance by the Receivable Seller of or the compliance by the Receivable Seller with the terms and conditions hereof, to ensure the legality, validity or enforceability hereof, or to ensure that the Receivable Buyer will have an ownership interest in and to the Transferred Property which is perfected and prior to all other Liens (excluding Liens created by any Investor but including competing ownership interests), other than the filing of financing statements under the UCC in the jurisdiction of the Receivable Seller's Chief Executive Office.





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
              (e) Absence of Conflicts. Neither the execution and delivery by the Receivable Seller of this Agreement nor the consummation by the Receivable Seller of the transactions herein contemplated, nor the performance by the Receivable Seller of or the compliance by the Receivable Seller with the terms and conditions hereof, will (i) violate any Law or (ii) conflict with or result in a breach of or a default under (A) the Certificate of Incorporation or By-laws of the Receivable Seller or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which the Receivable Seller is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the financial position or results of operations of the Receivable Seller or result in rendering any Debt evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of the Receivable Seller. The Receivable Seller has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the receivables.

              (f) Location of Chief Executive Office, etc. As of the date hereof: (i) the Receivable Seller's Chief Executive Office is located at the address for notices set forth on the signature page hereof; (ii) the Receivable Seller has only the Subsidiaries and divisions listed on Exhibit E hereto;
(iii) the offices where the Receivable Seller keeps all of its Records are listed on Exhibit E hereto; and (iv) the Receivable Seller has, within the last 5 years, operated only under the trade names identified in Exhibit E hereto, and, within the last 5 years, has not changed its name, merged or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit E hereto.

              (g) Accurate and Complete Disclosure. No information furnished in writing by the Receivable Seller to the Receivable Buyer pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

              (h) No Proceedings. There are no proceedings or investigations pending, or to the knowledge of the Receivable Seller, threatened, before any Official Body (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by the Receivable Seller of its obligations under this Agreement or





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
(ii) the validity or enforceability of this Agreement, the Contracts or any material amount of the Receivables.

              (i) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

              (j) Financial Condition. (x) The consolidated balance sheet of the Receivable Seller and its Consolidated Subsidiaries as at June 30, 1993 and the related statements of income and cash flows of the Receivable Seller and its Consolidated Subsidiaries for the fiscal year then ended, certified by KPMG Peat Marwick, independent accountants, copies of which have been furnished to the Receivable Buyer, fairly present the consolidated financial position of the Receivable Seller and its Consolidated Subsidiaries as at such date and the consolidated results of the operations and consolidated cash flows of the Receivable Seller and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, (y) the unaudited consolidated balance sheet of the Receivable Seller and its Consolidated Subsidiaries as at September 25, 1993 and the related unaudited statements of income and cash flows of the Receivable Seller and its Consolidated Subsidiaries for the periods then ended, copies of which have been furnished to Receivable Buyer, fairly present the consolidated financial position of the Receivable Seller and its Consolidated Subsidiaries as at such date and the consolidated results of the operations and consolidated cash flows of the Receivable Seller and its Consolidated Subsidiaries for the periods ended on such date, all in accordance with GAAP and (z) since September 25, 1993, there has been no material adverse change in any such financial condition or results of operations or in the Receivable Seller's ability to perform its obligations under this Agreement, except as set forth on Exhibit F.

              (k) Litigation. No injunction, decree or other decision has been issued or made by any Official Body that prevents, and to the knowledge of the Receivable Seller, no threat by any Person has been made to attempt to obtain any such decision that would have a material adverse impact on, the conduct by the Receivable Seller of a significant portion of the Receivable Seller's business operations or any portion of its business operations affecting the Transferred Property, and no litigation, investigation or proceeding of the type referred to in Section 6.01(i) hereof exists except as set forth on Exhibit G.

              (l) Margin Regulations. The use of all funds acquired by the Receivable Seller under this Agreement will not conflict with or contravene any of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as the same may from time to time be amended, supplemented or otherwise modified.





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
              (m) ERISA. No event or condition is occurring or exists with respect to any Plan or Multiemployer Plan concerning which the Receivable Seller would be under an obligation to furnish a report to the Receivable Buyer in accordance with Section 6.01(o) hereof.

              (n) Taxes. All United States Federal income tax returns of the Receivable Seller and its Consolidated Subsidiaries have been examined and closed through the Receivable Seller's fiscal year ended June 30, 1989. The Receivable Seller and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Receivable Seller or any of its Consolidated Subsidiaries, except any such assessment that is subject to good-faith dispute by appropriate proceedings. The charges, accruals and reserves on the books of the Receivable Seller and its Consolidated Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Receivable Seller, adequate.

              (o) Lockbox Banks and Accounts. The Permitted Lockbox Banks are the only institutions holding any lockbox accounts for the receipt of payments from Obligors in respect of Receivables, and all Obligors have been instructed by invoice to make payments only to a Permitted Lockbox and such instructions are in full force and effect.

              (p) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Official Body required in connection with the execution and delivery by the Receivable Seller of this Agreement, the performance by the Receivable Seller of the transactions contemplated by this Agreement and the fulfillment by the Receivable Seller of the terms hereof and thereof, have been obtained and are in full force and effect.

              (q) Bona Fide Receivables. Each Receivable is an obligation of a customer of the Receivable Seller arising out of the Receivable Seller's past, current or future performance in accordance with the terms of the Contract giving rise to such Receivable. The Receivable Seller has no knowledge of any fact which should have led it to expect at the time of the initial creation of an interest in any Receivable hereunder that such Receivable would not be paid in full when due except with respect to any Dilution Factor.

              (r) Books and Records. The Receivable Seller has indicated on its books and records (including any computer files) that the Receivables are property of the Receivable Buyer.

              SECTION 5.02. Representations and Warranties of the Receivable Seller With Respect to the Sale of Receivables. By





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
selling the Transferred Property to the Receivable Buyer, the Receivable Seller represents and warrants to the Receivable Buyer as of the Initial Closing Date and as of each date of a subsequent purchase of Receivables hereunder (in addition to its other representations and warranties contained herein or made pursuant hereto) that:

              (a) Assignment. This Agreement vests in the Receivable Buyer all the right, title and interest of the Receivable Seller in and to the Transferred Property, and constitutes a valid sale of the Transferred Property, enforceable against, and creates an interest prior in right to, all creditors of and purchasers from the Receivable Seller.

              (b) No Liens. Each Receivable, together with the related Contract and all purchase orders and other agreements related to such Receivable, is owned by the Receivable Seller free and clear of any Lien, except as provided herein, and by purchasing such Receivable hereby, the Receivable Buyer shall acquire an ownership interest in such Receivable and in the Related Security and the Collections with respect thereto free and clear of any Lien, except for Liens created by any Investor and as provided herein. The Receivable Seller has not and will not have sold, pledged, assigned, transferred or subjected to a Lien any of the Receivables.

              (c) Filings. Prior to each purchase evidenced hereby, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Receivable Buyer's interest in the Transferred Property against all creditors of and purchasers from the Receivable Seller and all other Persons whatsoever will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

              (d) Credit and Collection Policy. The Receivable Seller has complied in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract.

              (e) Permitted Lockbox Banks and Lockbox Accounts. The names and addresses of all Permitted Lockbox Banks, together with the numbers of all Lockbox Accounts at such Permitted Lockbox Banks and the addresses of all related Permitted Lockboxes, are specified in Exhibit H (or such other Permitted Lockbox Banks, Lockbox Accounts and/or Permitted Lockboxes as have been notified by the Receivable Seller to the Receivable Buyer and have been consented to by the Receivable Buyer.

              (f) Subsequent Purchase. For each subsequent purchase of Receivables hereunder, the information concerning such Receivables supplied by the Receivable Seller to the Receivable Buyer is true and correct as of the date of such purchase.





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
              (g) Nature of Receivables. Each Receivable is, or will be, an "eligible asset" within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended.


                                   ARTICLE VI

                                   COVENANTS

              SECTION 6.01. Affirmative Covenants of the Receivable Seller. In addition to its other covenants contained herein or made pursuant hereto, the Receivable Seller covenants to the Receivable Buyer as follows:

              (a) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Receivable Seller shall give the Receivable Buyer notice of any material adverse change in the business, operations or financial condition of the Receivable Seller which could reasonably be expected to affect adversely the collectibility of the Receivables or the ability of the Servicer to service such Receivables. In order to verify compliance with this Section 6.01(a) and otherwise verify compliance with this Agreement, the Receivable Seller shall, unless the Receivable Buyer shall otherwise consent in writing, furnish the following to the Receivable Buyer:

                      (i) as soon as practicable and in any event within 50 days following the close of each fiscal quarter, excluding the last fiscal quarter, of each fiscal year of the Receivable Seller during the term of this Agreement, an unaudited consolidated balance sheet of the Receivable Seller as at the end of such quarter and unaudited consolidated statements of income and cash flows of the Receivable Seller for such quarter and for the fiscal year through such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, together with notes thereto as are required to be included therein in accordance with GAAP or applicable Securities and Exchange Commission requirements, all in reasonable detail and certified by a Responsible Officer of the Receivable Seller, subject to adjustments of the type which would occur as a result of a year-end audit, as having been prepared in accordance with GAAP; and

                      (ii) as soon as practicable and in any event within 95 days after the close of each fiscal year during the term of this Agreement, a consolidated balance sheet of the Receivable Seller as at the close of such fiscal year and consolidated statements of income and cash flows of the Receivable Seller for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified (with respect to the consolidated financial statements) by independent certified public accountants of recognized





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
           standing selected by the Receivable Seller and reasonably satisfactory to the Receivable Buyer, whose certificate or opinion accompanying such financial statements shall not contain any qualification, exception or scope limitation not reasonably satisfactory to the Receivable Buyer, and accompanied by any management letter prepared by such accountants; and

                      (b) Preservation of Corporate Existence. The Receivable Seller shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Receivable Buyer hereunder or (ii) the ability of the Receivable Seller to perform its obligations under this Agreement.

                      (c) Compliance with Laws. The Receivable Seller shall comply in all material respects with all Laws applicable to the Receivable Seller, its business and properties, and all Receivables sold hereunder.

                      (d) Enforceability of Obligations. The Receivable Seller shall take such actions as are reasonable and within its power to ensure that, with respect to each Receivable, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor.

                      (e) Books and Records. The Receivable Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate Records evidencing the Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, Records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, Records adequate to permit the identification of all Related Security and Collections and adjustments to each existing Receivable).

                      (f) Fulfillment of Obligations. The Receivable Seller will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with the Receivables, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, will do nothing to impair the rights, title and interest of the Receivable Buyer in and to the Transferred Property and will pay when due any taxes, including without limitation any sales tax,





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
excise tax or other similar tax or charge, payable in connection with the Transferred Property and its creation and satisfaction.

                      (g) Customer List. The Receivable Seller shall at all times maintain (or cause the Servicer to maintain) a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Receivables, including the name, address, telephone number and account number of each such Obligor. The Receivable Seller shall deliver or cause to be delivered a copy of such list to the Receivable Buyer as soon as practicable following the Receivable Buyer's request.

                      (h) Copies of Reports Filings, Opinions, etc. The Receivable Seller shall furnish to the Receivable Buyer, as soon as practicable after the issuance, sending or filing thereof, copies of all proxy statements, financial statements, reports and other communications which the Receivable Seller sends to its security holders, and copies of all regular, periodic and special reports which the Receivable Seller files with the Securities and Exchange Commission or with any securities exchange on Forms 10-K, 10-Q, 8-K or any successor forms thereto.

                      (i) Litigation. As soon as possible, and in any event within ten Business Days of the Receivable Seller's knowledge thereof, the Receivable Seller shall give the Receivable Buyer notice of (i) any litigation, investigation or proceeding against the Receivable Seller which may exist at any time which, in the reasonable judgment of the Receivable Seller, could have a material adverse effect on the financial condition or results of operations of the Receivable Seller or impair the ability of the Receivable Seller to perform its obligations under this Agreement and (ii) any material adverse development in any such previously disclosed litigation.

                      (j) Notice of Relocation. The Receivable Seller shall give the Receivable Buyer 45 days' prior written notice of any relocation of its Chief Executive Office if, as a result of such relocation, the applicable provisions of the UCC of any applicable jurisdiction or other applicable Laws would require the filing of any amendment of any previously filed financing statement or continuation statement or of any new financing statement. The Receivable Seller will at all times maintain its Chief Executive Office within a jurisdiction in the United States in which Article Nine of the UCC (1972 or later revision) is in effect as of the date hereof or the date of any such relocation.

                      (k) Further Information. The Receivable Seller shall furnish or cause to be furnished to the Receivable Buyer such other information as promptly as practicable, and in such form and detail, as the Receivable Buyer may reasonably request.

                      (l) Treatment of Purchase. For accounting and tax purposes, the Receivable Seller shall treat the transfer of the Receivables hereunder as a sale of Receivables. The Receivable





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
Seller shall also maintain its records and books of account in a manner which clearly reflects such sale of the Receivables to the Receivable Buyer.

                      (m) Fees, Taxes and Expenses. The Receivable Seller shall pay all filing fees, stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Receivable Buyer) and expenses, including the fees and expenses set forth in Section 8.01 hereof, if any, which may be incurred on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

                      (n) Administrative and Operating Procedures. The Receivable Seller shall maintain and implement administrative and operating procedures adequate to permit the identification of the Receivables and all collections and adjustments attributable thereto and shall comply in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract.

                      (o)   ERISA Events.

                      (i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Receivable Seller or any ERISA Affiliate or any combination of such entities in excess of $5,000,000, the Receivable Seller shall give the Receivable Buyer, S&P and Moody's a written notice specifying the nature thereof, what action the Receivable Seller or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

                      (ii) Promptly upon receipt thereof, the Receivable Seller shall furnish to the Receivable Buyer copies of (i) all notices received by the Receivable Seller or any ERISA Affiliate of the PBGC'S intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Receivable Seller or any ERISA Affiliate from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by the Receivable Seller or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5,000,000, and all communications received by the Receivable Seller or any ERISA Affiliate from the Internal Revenue Service with respect to any such funding waiver request.





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
                      (p) Collections. The Receivable Seller shall instruct all Obligors to cause all Collections to be mailed to a Permitted Lockbox. The Receivable Seller shall transfer any Collections received by it to the Servicer no later than the Business Day after the receipt thereof.

                      (q) Insurance. The Receivable Seller shall, and shall cause each of its Consolidated Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

                      (r) Statement for and Treatment of the Sales. The Receivable Seller shall account, in its financial statements, for the transactions contemplated hereby as a sale of the Transferred Property to the Receivable Buyer.

                      SECTION 6.02. Negative Covenants of the Receivable Seller. The Receivable Seller covenants that it will not, without the prior written consent of the Receivable Buyer:

                      (a)   [Reserved]

                      (b) No Rescissions or Modifications. Rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution Factors to an Obligor, except in accordance with the Credit and Collection Policy or otherwise with the prior written consent of the Receivable Buyer.

                      (c) No Liens. Cause any of the Receivables or related Contracts, or any inventory or goods (including software and other intellectual property) the sale of which may give rise to a Receivable, whether or not such sale gives rise to a Receivable (unless the secured party having a security interest in such inventory or goods disclaims any interest in the Receivables, as proceeds of such inventory or goods), or any Permitted Lockbox or Lockbox Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Receivables therein to the Receivable Buyer and the Liens created in connection with the transactions contemplated by this Agreement.

                      (d) Consolidations, Mergers and Sales of Assets. (i) Consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Receivable Seller may merge with another Person if (A) the Receivable Seller is the corporation surviving such merger and (B) immediately after and giving effect to such merger, no event in Section 7.01 shall have occurred and be continuing.





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
                      (e) No Changes. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable, or make any material change in the Credit and Collection Policy or in its current payment terms with respect to the Receivables without prior written notification to the Receivable Buyer and prior written consent of the Receivable Buyer, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of
Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Receivable Buyer at least 45 days' prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.

                      (f) ERISA Matters. Permit any event or condition which is described in any of clauses (i) through (vi), clause (viii) or clause (x) of the definition of Event of Termination to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months involves the payment of money by or an incurrence of liability of the Receivable Seller or any ERISA Affiliate in an amount in excess of $10,000,000.

                      (g) Change in Payments or Deposits of Payments. Except with the prior written consent of the Administrative Agent, add or terminate any Person as a Permitted Lockbox Bank from those Persons listed in Exhibit H hereto, make or permit any change in the location of any Permitted Lockbox or the location or account number of any Lockbox Account, or make any change in the instructions to its Obligors regarding payments to be made to such Seller or payments to be made to any Permitted Lockbox.

                      (h) Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than the following amounts at the following dates: (i) at December 25, 1993, $90 million plus the Net Cash Equity Proceeds of any sale of equity of Western Digital received after the Closing Date but prior to or on December 25, 1993; (ii) at March 26, 1994, $95 million plus the Net Cash Equity Proceeds of any sale of equity of Western Digital received during the fiscal quarter ended on such date plus the principal amount of any debt security of Western Digital converted into capital stock of Western Digital during such quarter; and (iii) at the end of any subsequent fiscal quarter, the sum of (A) the Consolidated Tangible Net Worth required to be maintained as of the end of the immediately preceding fiscal quarter, plus (B) 80% of Western Digital's net income (after taxes) (but not net losses) for such fiscal quarter, plus (C) the





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
Net Cash Equity Proceeds of any sale of equity of Western Digital received during such fiscal quarter, plus (D) the principal amount (or, in the case of a debt security issued at a discount, the then accreted value of such debt security) of any debt security of Western Digital converted into capital stock of Western Digital during such quarter. "Net Cash Equity Proceeds" means, with respect to any sale of equity by Western Digital, the aggregate cash proceeds of such issuance or sale received by Western Digital, net of (i) attorneys' fees, accountants' fees, underwriters' fees, placement agents' fees, discounts or commissions and brokerage, consultant, filing and other fees actually incurred in connection with such sale, and (ii) taxes paid or payable as a result thereof (other than capital gains taxes).

                      (i) Profitability. Permit more than two (2) consecutive fiscal quarters of net losses.

                      (j) Leverage Ratio. Permit the ratio of Western Digital's Debt to Consolidated Tangible Net Worth to exceed the following amounts at the following dates: (i) at March 26, 1994, 1.60:1; (ii) at June 30, 1994 and September 24, 1994, 1.40:1; (iii) at December 24, 1994 and March 25, 1995, 1.20:1; and (iv) at June 30, 1995 and at the last day of each fiscal quarter thereafter, 1.00:1.


                                  ARTICLE VII

                                  TERMINATION

                      SECTION 7.01. Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the earlier of (a) the termination of the Receivable Purchase Agreement and (b) upon the occurrence of any of the following events: the Receivable Buyer or the Receivable Seller shall (i) become insolvent, (ii) experience an Event of Bankruptcy, or (iii) become unable for any reason to convey or reconvey Receivables in accordance with the provisions of this Agreement (any such date set forth in clause (a) or (b) hereof being a "Termination Date"); provided, however, that the termination of this Agreement pursuant to this subsection 7.01(b) shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any obligations to repurchase Receivables sold prior to such termination pursuant to Section 2.06 hereof.

                      SECTION 7.02. Effect of Termination. No termination or rejection or failure to assume the executory obligations of this Agreement in the Event of Bankruptcy of the Receivable Seller or the Receivable Buyer shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pretermination breaches of representations and warranties by the





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
Receivable Seller or the Receivable Buyer. Without limiting the foregoing, prior to termination, the failure of the Receivable Seller to deliver computer records of Receivables shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Article VI of this Agreement render an executed sale executory.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                      SECTION 8.01. Expenses. The Receivable Seller agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Receivable Buyer harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountant's and other third parties' fees and expenses), and any filing fees and expenses incurred by or on behalf of the Receivable Buyer (i) in connection with the negotiation, execution, delivery and preparation of this Agreement and the transactions contemplated by or undertaken pursuant to or in connection herewith or therewith (including, without limitation, the perfection or protection of the Receivable Buyer's ownership interest in the Transferred Property) and (ii) from time to time (a) relating to any requested amendments, waivers or consents under this Agreement, (b) arising in connection with the Receivable Buyer's ownership interest or the enforcement or preservation of its respective rights (including, without limitation, the perfection and protection of the Receivable Buyer's ownership interest in the Transferred Property) under this Agreement, or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement, which shall be referred to in this Agreement as "Transaction Costs."

                      SECTION 8.02.  Indemnity.

                      (a) The Receivable Seller agrees to indemnify, defend and save harmless the Receivable Buyer, its directors, officers, employees and agents, other than for the indemnitee's own gross negligence or willful misconduct, forthwith on demand, from and against any and all losses, claims, damages, liabilities, out-of-pocket costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses, and out-of-pocket expenses of settlement, litigation or preparation therefor) which the Receivable Buyer may incur or which may be asserted against the Receivable Buyer by any Person (including, without limitation, any Obligor or any other Person whether on its own behalf or derivatively on behalf of the Receivable Seller) arising from or incurred in connection with (i) any breach of a representation, warranty or covenant by the Receivable Seller made hereunder or in connection herewith or the transactions contemplated hereby or any written statements made by any Responsible Officer of the Receivable Seller in connection





NY1-43658.1                              31
herewith or the transactions contemplated hereby which shall have been incorrect in any material respect when made, (ii) any action taken or, if the Receivable Seller is otherwise obligated to take action, failed to be taken, by the Receivable Seller with respect to the Receivables or any of its obligations hereunder (whether in its capacity as Receivable Seller or Servicer), including, without limitation, the Receivable Seller's failure to comply with an applicable law or regulation, (iii) any failure to vest and maintain vested in the Receivable Buyer an ownership interest in the Receivables, free and clear of any Lien (except for Liens created by any Investor) or other adverse claim, whether existing at the time of Purchase of such Receivables or at any time thereafter, (iv) any failure to pay when due any taxes, including without limitation any sales tax, excise tax or other similar tax or charge payable in connection with the Transferred Property and its creation or satisfaction, (v) any products liability claim arising out of or which relates to the Receivables or the related Contracts, or (vi) any dispute, suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, on tort, on contract or otherwise, before any Official Body which arises out of or relates to this Agreement, the Receivables or related Contracts, or the use of the proceeds of the sale of the Receivables pursuant hereto.

                      (b) Promptly upon receipt by any indemnified party under this Section 8.02 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such indemnified party, such indemnified party shall, if a claim in respect thereof is to be made against the Receivable Seller hereunder, notify the Receivable Seller in writing of the commencement thereof. The Receivable Seller may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Receivable Seller and the indemnified party. The approval of the Receivable Seller will not be unreasonably withheld or delayed. After notice from the Receivable Seller to the indemnified party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Receivable Buyer and so long as the Receivable Seller so assumes the defense thereof in a manner reasonably satisfactory to the Receivable Buyer, the Receivable Seller shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of the Receivable Seller and the indemnified party.

                      SECTION 8.03. Holiday. Except as may be provided in this Agreement to the contrary, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due the next succeeding Business Day.

                      SECTION 8.04. Records. All amounts calculated or due hereunder shall be determined from the records of the Receivable





NY1-43658.1                             32

Buyer, which determinations shall be conclusive absent manifest error.

                      SECTION 8.05. Amendments and Waivers. The Receivable Buyer and the Receivable Seller may from time to time, with the consent of the Administrative Agent and the Majority Bank Purchasers, enter into agreements amending, modifying or supplementing this Agreement, and the Receivable Buyer may from time to time grant waivers of the provisions of this Agreement or consents to a departure from the due performance of the obligations of the Receivable Seller under this Agreement with the prior written consent of the Majority Bank Purchasers. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing, and no such amendment or waiver which has a material effect on the rights or obligations of the parties hereto shall be effective unless S&P and Moody's have given prior written confirmation that such amendment or waiver would not result in the reduction or withdrawal of their respective then-current ratings of the Commercial Paper. Any waiver of any provision hereof, and any consent to a departure by the Receivable Seller from any of the terms of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

                      SECTION 8.06.  No Implied Waiver; Cumulative Remedies.
No course of dealing and no delay or failure of the Receivable Buyer in exercising any right, power or privilege under this Agreement shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Receivable Buyer under this Agreement are cumulative and not exclusive of any rights or remedies which the Receivable Buyer would otherwise have.

                      SECTION 8.07. No Discharge. The obligations of the Receivable Seller under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or applicable Law, including, without limitation, any failure to set-off or release in whole or in part by the Receivable Buyer of any balance of any deposit account or credit on its books in favor of the Receivable Seller or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which would operate as a discharge of the Receivable Seller as a matter of Law.





NY1-43658.1                            33

                      SECTION 8.08. Notices. All notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement shall be in writing (including telexed or facsimile communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail, or by telex or facsimile with confirmation in writing mailed first-class mail, in all cases with charges prepaid. Any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the Office stated on the signature page hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto.

                      SECTION 8.09. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                      SECTION 8.10. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Receivable Seller hereby submits to the nonexclusive jurisdiction of the courts of the State of New York and the courts of the United States located in the State of New York for the purpose of adjudicating any claim or controversy arising in connection with this Agreement or the transactions contemplated hereby, and for such purpose, to the extent it may lawfully do so, waives any objection which it may now or hereafter have to such jurisdiction or to venue therein and any claim of inconvenient forum with respect thereto. Nothing in this Section 8.10 shall affect the right of the Receivable Buyer to bring any action or proceeding against the Receivable Seller or its property in the courts of other jurisdictions.

                      SECTION 8.11. Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

                      SECTION 8.12. Survival. All representations and warranties of the Receivable Seller contained herein or made in connection herewith shall survive the making thereof, and shall not be waived by the execution and delivery of this Agreement, any investigation by the Receivable Buyer, the purchase, repurchase or payment of any Receivable, or any other event or condition whatsoever (other than a written waiver complying with Section 8.06 hereof). The covenants and agreements contained in or given pursuant to this Agreement (including, without limitation, those contained in Articles IV and VI hereof) shall continue in full force and effect until the Termination Date.





NY1-43658.1                              34

                      SECTION 8.13. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                      SECTION 8.14. Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Receivable Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Receivable Buyer and prior notice to S&P and Moody's. No provision of this Agreement shall in any manner restrict the ability of the Receivable Buyer to assign, participate, grant security interests in, or otherwise transfer any portion of the Receivables owned by the Receivable Buyer. The Receivable Seller hereby agrees and consents to the complete assignment by the Receivable Buyer of all of its respective rights under, interest in, title to and obligations under this Agreement to the Collateral Agent (as such term is defined in the Receivables Purchase Agreement).

                      SECTION 8.15. Waiver of Confidentiality. The Receivable Seller hereby consents to the disclosure of any non-public information with respect to it to any of the parties to the Receivables Purchase Agreement, or to the Program LOC Bank, the APA Agent, any APA Lending Bank, any APA Purchaser.

                      SECTION 8.16. Payments Set Aside. To the extent that the Receivable Seller or any Obligor makes a payment to the Receivable Buyer or the Receivable Buyer exercises its rights of set-off and such payment or set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to the Receivable Seller, such Obligor, a trustee, a receiver or any other Person under any Law, including, without limitation, any bankruptcy law, any state or federal law, common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred. The provisions of this Section 8.16 shall survive the termination of this Agreement.

                      SECTION 8.17. No Petition. The Receivable Seller agrees that, prior to the date which is one year and one day after the date upon which all obligations of the Receivable Seller to the Receivable Buyer hereunder are paid in full and other indebtedness of the Receivable Buyer are paid in full, it will not institute against, or join any other Person in instituting against, the Receivable Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding





NY1-43658.1                              35
or other similar proceeding under the laws of the United States or any state of the United States.

                      SECTION 8.18. No Recourse. The obligations of the Receivable Buyer and the Receivable Seller under this Agreement are solely the corporate obligations of the Receivable Buyer or the Receivable Seller, as the case may be. No recourse shall be had for the payment of any amount owing in respect of this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against the Receivable Buyer and the Receivable Seller, any Affiliate of either of them, or any employee, officer or director of any of the foregoing.





NY1-43658.1                              36

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.


                                          WESTERN DIGITAL CAPITAL CORPORATION


                                          by:  ________________________
                                               Authorized Signatory

                                               Chief Financial Officer
                                               Title


Address for Notices:                      8105 Irvine Center Drive, 4th Floor
                                          Irvine, California  92718

                                          Attention:  Chief Financial Officer
                                          Tel. No.:   (714) 753-1084


                                          WESTERN DIGITAL CORPORATION


                                          by:  ____________________________
                                               Authorized Signatory

                                               Vice President and Treasurer
                                               Title


Address for Notices:                      8105 Irvine Center Drive
                                          Irvine, California  92718

                                          Attention:  Treasury Department
                                          Tel. No.:   (714) 932-5000
                                          Fax No.:    (714) 932-5899


Address for Funds Transfer:               Morgan Guaranty Trust Company of
                                            New York
                                          ABA No. 021-111-00-238
                                          for credit to Western Digital
                                            Corporation
                                           Account No. 066-58-865





NY1-43658.1                              37

                                                                    Exhibit A

                                WESTERN DIGITAL
                                  CORPORATION

    SUBJECT            EFFECTIVE DATE      LAST REVISION DATE       FIN. NUMBER
Credit Management         04/01/90             12/20/93                 3550




PURPOSE:

To establish guidelines for evaluating and granting credit limits to customers, monitoring payment trends and ensuring maximized cash flow and revenue while minimizing risk.

POLICY:

In establishing credit guidelines, the Company's goal is to satisfy the customer's needs to purchase products at their convenience and to pay for those purchases within a specified time frame, while minimizing potential losses. Credit shall be granted to customers within the following stated guidelines and limitations established by the Credit Department.

Sales shall only be made on open account to customers who have an approved, available credit limit. The Credit Department must evaluate and grant credit limits to potential customers, monitor payment trends and make collections efforts as necessary. Sales to customers under letter of credit arrangements are not covered by this policy.

PROCEDURE:

I.  Establishment of Credit

    A. The establishment of a credit limit is of utmost importance in terms of serving the customer's needs and maintaining customer relations. Care must be taken, however, to minimize the Company's exposure to potential losses due to a financially unstable customer.

                                                                 Policy No. 3550
                                                                     Page 2 of 4


    B. Sufficient information must be obtained from the customer to permit an adequate appraisal of the credit risk involved in establishing and servicing the account.

        1. All customers requesting credit should submit the following to the Credit Department for evaluation:

             a.  A completed Credit Application (Exhibit A)
             b.  Customer Financial Statements
             c.  Bank References
             d.  Trade References

        2. The following information may be used as additional sources for evaluating the customer's credit worthiness

             a.  Dun & Bradstreet Report
             b.  Personal Interview
             c.  Sales Department input and knowledge
             d.  Trade Credit Associations (e.g. Reimer Assoc.)

    C. Upon receipt of the potential customer's credit information, a customer file will be created. This information, along with the following tangible and subjective aspects, is then reviewed:

        1. Character: The integrity and honesty of the customer, i.e. the customer must be willing to pay within the established terms.

        2. Capacity: The profitability of the customer's business, i.e. the customer must not only be willing to pay, but must also be able to meet its obligations.

        3. Capital: The tangible aspects of the customer's credit worthiness that can be measured with some exactness, i.e. the customer's financial strength.

        4. Conditions: Other items to consider in order to evaluate the customer's credit worthiness such as, does the customer utilize its profits to help expand its business, does the customer generate sufficient levels of cash to cover its obligations such as accounts payable and bank loans, does the customer have a previous history of non-payment, etc.

                                                                 Policy No. 3550
                                                                     Page 3 of 4



    D. A credit limit will be established by the responsible Credit Manager based on the evaluation of the customer's financial history and determination of the customer's credit worthiness. The following criteria should be taken into consideration when determining the amount of the credit limit:

        1. Status of the customer and the length of time in business, i.e. the financial strength of the customer (both on a historical and a go-forward basis)

        2. Total credit exposure to the customer, i.e. the credit limit should be established at a level whereby the customer can meet all of its financial obligations within their stated terms

        3. Potential of the customer, i.e. the customer's ability to purchase product regularly from the Company, as well as the customer's growth potential

        4. Size of the customer's order, i.e. the amount of the credit limit should be sufficient to cover the average order for the customer

    E. All credit limits shall be approved by the Senior Credit Managers and may be subject to review and approval by the Treasurer.

    F. Once a customer is approved for credit, only the Credit Department can update the Customer Master File with the customer's approved payment terms and credit limit. This information is used for Invoice Authorization and billing purposes. Orders that exceed a customer's credit limit must be manually approved by the responsible Credit Manager.

    G. Reviews of credit limits are an on-going process. Factors taken into consideration are profit and payment trends, business opportunities, and strategic partnerships.

                                                                 Policy No. 3550
                                                                     Page 4 of 4


II. Collections

    A. Domestically the standard payment terms granted to each customer is Net 30 days from date of invoices. International terms may vary geographically.

    B. Communication regarding payment is a continuous process. Collection efforts will occur according to established terms and current payment trends. These efforts should be documented by entries into the call sheet log (Exhibit B) or by copies of faxed correspondences kept in the customer file.

    C. In certain cases, it may be necessary to handle collections through the responsible Sales Manager or Sales Representative who has a close working relationship with the customer.


MAINTENANCE

This policy shall be reviewed annually by the Treasurer and Senior Credit Managers to ensure that the policy meets the needs of both the Company and its customers.

                                                                       EXHIBIT B



                      Description of Qualifying Receivable

Accounts receivables generated from the sale of computer-related merchandise (other than software) by Western Digital Corporation.


                                      B-1